UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2026

Sunbelt Rentals Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-43081	36-3657151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1799 Innovation Pt Fort Mill, SC	29715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 803-578-5800

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SUNB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 14, 2026, Sunbelt Rentals Holdings, Inc., a Delaware corporation (the “Company”), completed its previously announced issuance and sale of $450,000,000 aggregate principal amount of the Company’s 4.950% Senior Notes due 2030 (the “2030 Notes”) and $750,000,000 aggregate principal amount of the Company’s 5.650% Senior Notes due 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Notes”). The Notes were issued pursuant to an indenture dated as of July 14, 2026 (the “Indenture”), by and among the Company, the guarantors party thereto, BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”), The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as transfer agent and registrar. The 2030 Notes were issued at a price of 99.627% and the 2036 Notes were issued at a price of 99.048% in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), and will be resold within the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The 2030 Notes will mature on August 12, 2030 and the 2036 Notes will mature on August 12, 2036. The Notes rank equal in right of payment with the Company’s existing and future senior debt. The Company’s obligations under the Notes are jointly and severally guaranteed by all of the Company’s current and future domestic subsidiaries that guarantee the borrowings under its revolving credit facility.

Interest on the 2030 Notes accrues at a rate of 4.950% per annum and is payable semi-annually in arrears on February 12 and August 12 of each year, beginning on February 12, 2027. Interest on the 2036 Notes accrues at a rate of 5.650% per annum and is payable semi-annually in arrears on February 12 and August 12 of each year, beginning on February 12, 2027.

The Company will have the option to redeem some or all of the 2030 Notes at any time prior to July 12, 2030 (one month prior to the maturity date) at specified redemption prices plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. At any time on or after July 12, 2030 (one month prior to the maturity date), the Company may also redeem some or all of the 2030 Notes at a redemption price equal to 100% of the principal amount of the 2030 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption on the principal amount of the 2030 Notes being redeemed. The Company will have the option to redeem some or all of the 2036 Notes at any time prior to May 12, 2036 (three months prior to the maturity date) at specified redemption prices plus accrued and unpaid interest thereon, if any, to, but excluding the applicable redemption date. At any time on or after May 12, 2036 (three months prior to the maturity date), the Company may also redeem some or all of the 2036 Notes at a redemption price equal to 100% of the principal amount of the 2036 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption on the principal amount of the 2036 Notes being redeemed.

Upon the occurrence of a change in control triggering event (as defined in the Indenture), the Company will be required to offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains covenants that limit, among other things, the Company’s and certain of its subsidiaries’ ability to (1) enter into certain sale and leaseback transactions, (2) create liens on assets securing certain indebtedness, or (3) effect a consolidation or merger or sell all, or substantially all, of its assets. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the Notes to be due and payable.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy of the Indenture, including the form of the Note included therein as Exhibit A, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 of this Current Report on Form 8-K regarding the Notes and the Indenture is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of July 14, 2026, among Sunbelt Rentals Holdings, Inc., the guarantors party thereto, BNY Mellon Corporate Trustee Services Limited, as trustee, The Bank of New York Mellon, London Branch, as paying agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as transfer agent and registrar.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2026

Sunbelt Rentals Holdings, Inc.

By:	/s/ Brendan C. Horgan
Name:	Brendan C. Horgan
Title:	Director; Chief Executive Officer